                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [  ]     Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]     Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]     Definitive Proxy Statement

[X]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Rule 14a-12


                               CLARUS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                WARREN B. KANDERS
                                 BURTT R. EHRICH
                                 NICHOLAS SKOLOW
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                 CLARUS STOCK PRICE DROPS 6% ON ISS ANNOUNCEMENT

                        -VOTE THE GREEN PROXY CARD TODAY-

Greenwich, Connecticut; May 15, 2002: Warren B. Kanders, Burtt R. Ehrlich and Nicholas Sokolow (the "Kanders Nominees"), who collectively own approximately 5.6% of the outstanding common stock of Clarus Corporation (NASDAQ: CLRS) (the "Company"), said today:

"With the stock continuing to trade at a significant discount to cash value and its almost 6% drop today following the recommendation of Institutional Shareholder Services ("ISS") to support management's nominees, it seems the market has no confidence that management will complete any transaction to enhance stockholder value and is expressing its disappointment with the ISS recommendation. The current market price reflects a NEGATIVE valuation for the software business and the market's perception of management's inability to create stockholder value. ISS recognized the "constructive role" we have played in pushing management to take "the positive steps" it has announced. However, our mission to enhance stockholder values is just beginning. ISS, in its conclusion, stated: "... Clarus is clearly going through troubled times and could potentially use assistance..." Only by voting the Green proxy card to elect the Kanders Nominees can stockholders be assured that their interests will be protected.

Mr. Kanders continued: "Stockholders will not be fooled by management's 'plan du jour'. According to the ISS report, management is planning to either (A) develop a new 'supplier relations management system'; or (B) make a new acquisition; or
(C) enter into some other 'strategic transaction' which management claims to have been developing since October of 2001. Clearly, management has no comprehensive strategic business plan. The ISS report further notes that 'management states that six investment bankers have indicated that maximizing shareholder value can best be achieved through an acquisition.' Isn't one $36 million write down enough? Shareholders cannot afford to let management waste any more of their money. Is this a case of management's strategic indecision or a play to entrench current management?

Only by electing the Kanders Nominees can stockholders be assured of having an independent voice on the Board whose interests are fully aligned with theirs and whose only interest is to maximize the return to stockholders through a prompt sale of the Company for the best possible price."

Mr. Kanders concluded: "Unlike management, two of whose nominees ISS recognizes as 'affiliates' of management, we are committed to exemplary corporate governance - (A) we will seek to remove the staggered Board; (B) we will vote to have only truly independent directors on the Board and on key Board committees; and (C) we will not reprice options for executives. The choice is clear.

"Vote GREEN for the Kanders Nominees! Vote GREEN for returning value to the stockholders! Vote GREEN for exemplary corporate governance! Do not vote WHITE and surrender the opportunity to maximize the value of your stock."

                              **EVERY VOTE COUNTS**
        **VOTE "FOR" THE KANDERS NOMINEES ON THE GREEN PROXY CARD TODAY**

Messrs. Kanders, Ehrlich and Sokolow have filed a definitive proxy statement (the "proxy statement") with the Securities and Exchange Commission (the "Commission"). Please read the proxy statement carefully because it contains important information, including information regarding Messrs. Kanders, Ehrlich and Sokolow. You may obtain a free copy of this press release and the proxy statement at the Commission's website at http://www.sec.gov. A free copy of this press release and the proxy statement may also be obtained from MacKenzie Partners, Inc. at 105 Madison Avenue, New York, NY 10016, toll free telephone number: (800) 322-2885.

We have neither sought nor obtained permission to quote from ISS's report.